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Exhibit 4.4

$294,732,000 Principal Amount at Maturity

LEVEL 3 COMMUNICATIONS, INC.

9% Convertible Senior Discount Notes due 2013

AMENDMENT NO. 1 TO
REGISTRATION RIGHTS AGREEMENT

        February 7, 2005

CRC (Bermuda) Reinsurance Limited
Markel Insurance Company of Canada
Federated Insurance Company of Canada
Federated Life Insurance Company of Canada
Commonwealth Insurance Company
Commonwealth Insurance Company of America
Lombard General Insurance Company of Canada
Ranger Insurance Company
United States Fire Insurance Company
The North River Insurance Company
Seneca Insurance Company, Inc.
Seneca Specialty Insurance Company
Odyssey America Reinsurance Corporation
Clearwater Insurance Company (formerly, Odyssey Reinsurance Corporation)
Hudson Insurance Company
Newline Underwriting Management Limited
Falcon Insurance Company Limited
TIG Insurance Company
Riverstone Management Limited.

c/o Hamblin Watsa Investment Counsel Ltd.
95 Wellington Street
Suite 800
Toronto, Ontario
Canada M5J 2N7
Attention: Enza La Selva

Dear Sirs:

        Level 3 Communications, Inc., a Delaware corporation (the "Company"), is a party to that certain Registration Rights Agreement, dated October 24, 2003 with CRC (Bermuda) Reinsurance Limited, Markel Insurance Company of Canada, Federated Insurance Company of Canada, Federated Life Insurance Company of Canada, Commonwealth Insurance Company, Commonwealth Insurance Company of America, Lombard General Insurance Company of Canada, Ranger Insurance Company, United States Fire Insurance Company, The North River Insurance Company, Seneca Insurance Company, Inc., Seneca Specialty Insurance Company, Odyssey America Reinsurance Corporation, Clearwater Insurance Company (formerly, Odyssey Reinsurance Corporation), Hudson Insurance Company, Newline Underwriting Management Limited, Falcon Insurance Company Limited, TIG Insurance Company and Riverstone Management Limited (each an "Initial Holder", and collectively, the "Initial Holders") (the "Registration Rights Agreement"). The Company and the Initial Holders desire to amend the Registration Rights Agreement as set forth in this Amendment No. 1 to the Registration Rights Agreement (this "Amendment").

        Capitalized terms used in this Amendment without definition have the meaning given to those terms in the Registration Rights Agreement.

        Section 1. Waivers and Consent

        (a)   With effect retroactive to October 23, 2004, the Initial Holders hereby permanently waive the Company's failure to file the Shelf Registration Statement by October 24, 2004, as contemplated by the Registration Rights Agreement and the Notes.

        (b)   With effect retroactive to December 23, 2004, the Initial Holders hereby permanently waive the Company's failure to have the Shelf Registration Statement declared effective by December 23, 2004, as contemplated by the Registration Rights Agreement and the Notes.

        (c)   With effect retroactive to October 23, 2004, the Initial Holders, constituting the Holders owning all of the Notes now outstanding, hereby permanently waive (i) any default or Registration Default under the Registration Rights Agreement arising from the matters described in Sections 1(a) and (b) of this Amendment and (ii) the Company's obligation under the Notes, the Indenture and the Registration Rights Agreement to pay Special Interest as a result of such failures.

        (d)   With effect retroactive to October 23, 2004, the Initial Holders, constituting the Holders owning all of the Notes now outstanding, consent to the terms of the First Supplemental Indenture set forth as Exhibit A to this Agreement.

        Section 2. Amendment to Registration Rights Agreement

        (a)   With effect retroactive to October 23, 2004, Section 1(a) of the Registration Rights Agreement is hereby amended and restated in its entirety as set forth below:

          1.     Shelf Registration. (a) The Company shall, at its cost, prepare and, in no event later than March 31, 2005, file with the Securities and Exchange Commission (the "Commission") and thereafter use its reasonable best efforts to cause to be declared effective as soon as practicable a registration statement on Form S-3 (the "Shelf Registration Statement") relating to the offer and sale of the Transfer Restricted Securities (as defined in Section 5 hereof) by the Holders thereof from time to time in accordance with the methods of distribution set forth in the Shelf Registration Statement and Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") (hereinafter, the "Shelf Registration"); provided, however, that no Holder (other than an Initial Holder) shall be entitled to have the Securities held by it covered by such Shelf Registration Statement unless such Holder agrees in writing to be bound by all the provisions of this Agreement applicable to such Holder.

        (b)   With effect retroactive to October 23, 2004, Section 5 of the Registration Rights Agreement is hereby amended and restated in its entirety as set forth below:

          5.     Special Interest Under Certain Circumstances. (a) Special interest (the "Special Interest") with respect to the Notes (and with respect to the Common Stock issuable upon conversion of the Notes if the Notes have been converted) shall be assessed as follows if any of the following events occur (each such event in clauses (i) through (iii) below being herein called a "Registration Default"):

          (i)    the Shelf Registration Statement has not been filed with the Commission by March 31, 2005;

          (ii)   the Shelf Registration Statement has not been declared effective by the Commission by June 30, 2005; or

          (iii)  the Shelf Registration Statement is declared effective by the Commission but (A) the Shelf Registration Statement thereafter ceases to be effective or (B) the Shelf Registration

  Statement or the Prospectus ceases to be usable in connection with resales of Transfer Restricted Securities (as defined below) during the periods specified herein and (1) the Company does not cause the Shelf Registration Statement to become effective within five (5) business days after it has ceased to be effective by a post-effective amendment or a report filed pursuant to the Exchange Act or (2) if applicable, the Company does not terminate the suspension periods described below in the first sentence of Section 5(d) below.

  Each of the foregoing will constitute a Registration Default whatever the reason for any such event and whether it is voluntary or involuntary or is beyond the control of the Company or pursuant to operation of law or as a result of any action or inaction by the Commission.

          (A)  If any Registration Default contemplated by clause (i) or (ii) above shall occur, Special Interest shall accrue on the Accreted Value of the Notes over and above the interest set forth in the title of the Notes from October 24, 2004 to but excluding the date on which all such Registration Defaults have been cured and (B) if any Registration Default contemplated by clause (iii) above shall occur, Special Interest shall accrue on the Accreted Value of the Notes over and above the interest set forth in the title of the Notes from and including the date on which any such Registration Default shall occur to but excluding the date on which all such Registration Defaults have been cured, at a rate of 0.50% per annum (the "Special Interest Rate"); provided, however, that such rate per annum shall increase by 0.25% per annum from and including the 91st day after the first such Registration Default (and each successive 91st day thereafter) unless and until all Registration Defaults have been cured; provided further, however, that in no event shall the Special Interest accrue at a rate in excess of 1.00% per annum.

          Special Interest shall be payable with respect to any shares of Common Stock issued upon conversion of Notes from and including October 24, 2004 with respect to any Registration Default contemplated by clause (i) or (ii) above and from the date on which any such Registration Default shall occur with respect to a any Registration Default contemplated by clause (iii), and in each case to but excluding the date on which all such Registration Defaults have been cured, at the Special Interest Rate on the Accreted Value (as such term is defined in the Indenture) of such Notes that have been so converted; provided, however, that such rate per annum shall increase by 0.25% per annum from and including the 91st day after the first such Registration Default (and each successive 91st day thereafter) unless and until all Registration Defaults have been cured; provided further, however, that in no event shall the Special Interest accrue at a rate in excess of 1.00% per annum.

        (b)   Any amounts of Special Interest due pursuant to Section 5(a) above will be payable in cash on the regular interest payment dates with respect to the Notes. The amount of Special Interest will be determined by multiplying the applicable Special Interest Rate by the Accreted Value of the Notes (or, in the case of shares of Common Stock, the Notes that have been so converted, as applicable), further multiplied by a fraction, the numerator of which is the number of days such Special Interest Rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

        (c)   "Transfer Restricted Securities" means each Security until (i) the date on which such Security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (ii) the date on which such Security ceases to be outstanding or (iii) the date on which such Security is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

        (d)   Notwithstanding paragraph (a) of this Section 5, the Company shall be permitted to suspend the effectiveness of a Registration Statement covering the Securities for any bona fide reason, for up to 45 consecutive days (the "Deferral Period") in any 90 day period without paying Special Interest; provided, however, that Deferral Periods may not total more than 90 days in any twelve-month period.

In addition, the Company shall be, upon written notice to all Holders, permitted to postpone having the Shelf Registration Statement declared effective for a reasonable period of time not to exceed 90 days if the Company possesses material non-public information, the disclosure of which in the judgment of the board of directors of the Company would have a material adverse effect on the Company and its subsidiaries, taken as a whole; provided, however, that any such postponement or suspension pursuant to this Section 5(d) shall not affect the Company's obligation to pay Special Interest as set forth in Section 5(a) above, subject to the first sentence of this Section 5(d). The Company shall not be required to specify in the written notice to the Holders the nature of the event giving rise to the Deferral Period.

        Section 3. Miscellaneous

        (a)   This Amendment shall be binding upon the Company and the Initial Holders, and their respective successors and assigns.

        (b)   This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        (c)   The headings in this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

        (d)   THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. By the execution and delivery of this Amendment, the Company submits to the nonexclusive jurisdiction of any federal or state court in the State of New York.

        (e)   If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

        (f)    Except as waived, modified or amended by the terms of this Amendment, the terms and conditions of the Registration Rights Agreement shall remain in full force and effect.

[Signature page follows]

        If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the several Initial Holders and the Company in accordance with its terms.

Very truly yours,
LEVEL 3 COMMUNICATIONS, INC.
By:	/s/ THOMAS C. STORTZ Name: Thomas C. Stortz Title: Executive Vice President
The foregoing is hereby confirmed and accepted as of the date first above written.

COMMONWEALTH INSURANCE COMPANY
COMMONWEALTH INSURANCE COMPANY OF AMERICA
CRC (BERMUDA) REINSURANCE LIMITED
FALCON INSURANCE COMPANY LIMITED
FEDERATED INSURANCE COMPANY OF CANADA
FEDERATED LIFE INSURANCE COMPANY OF CANADA
HUDSON INSURANCE COMPANY
LOMBARD GENERAL INSURANCE COMPANY OF CANADA
MARKEL INSURANCE COMPANY OF CANADA
NEWLINE UNDERWRITING MANAGEMENT LIMITED
ODYSSEY AMERICA REINSURANCE CORPORATION
CLEARWATER INSURACE COMPANY
RANGER INSURANCE COMPANY
RIVERSTONE MANAGEMENT LIMITED
SENECA INSURANCE COMPANY, INC.
SENECA SPECIALTY INSURANCE COMPANY
THE NORTH RIVER INSURANCE COMPANY
TIG INSURANCE COMPANY
UNITED STATES FIRE INSURANCE COMPANY
By:	HAMBLIN WATSA INVESTMENT COUNSEL LTD., as Investment Manager
By:	/s/ V. PREM WATSA
Name:	V. Prem Watsa
Title:

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$294,732,000 Principal Amount at Maturity LEVEL 3 COMMUNICATIONS, INC. 9% Convertible Senior Discount Notes due 2013